EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 24, 2014 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in CLARCOR Inc.’s Annual Report on Form 10-K for the year ended November 30, 2013.

/s/ PricewaterhouseCoopers LLP

Nashville, TN

March 31, 2014